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                                                                    Exhibit 10.6



                                February 6, 1997


SFW Acquisition Corp.
3300 75th Avenue
Landover, Maryland  20785

Gentlemen:

               Re:  Management Services Agreement
                    -----------------------------

          This letter sets forth the agreement between Dart Group Corporation ("Dart") and SFW Acquisition Corp. ("SFW") regarding certain general and administrative services (the "Services") to be rendered by Dart to SFW. The Services may include financial, accounting, cash management, payroll, internal audit, legal, risk management, human resources, employee benefits, labor relations, data processing services and general business consulting services.

          SFW shall compensate Dart for the full costs (including reasonable allocations of labor costs) and expenses for providing the Services. Any fee with respect to the Services provided only by Dart and not by a third party shall not be greater than the fee that SFW would pay for comparable services in arms' length transactions. Actual charges by third party vendors for Services provided to Dart and its subsidiaries (including SFW) shall be allocated on a reasonable basis among Dart and its subsidiaries (including SFW). Dart shall not charge SFW any mark-up for any Services provided by third parties.

          On or before the last business day of each calendar month, Dart shall present SFW with an invoice listing the charges for each Service rendered during such month, together with unbilled charges for prior months, and such invoice shall be due and payable on the last business day of that month.

          The employees of Dart providing Services hereunder shall be employees of Dart and not employees of SFW. Such employees shall be under the direct supervision of Dart.
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SFW Acquisition Corp.
February 6, 1997
Page 2


          In providing the Services, Dart shall not be liable to SFW for, and SFW shall hold Dart harmless from, any and all claims arising from errors or omissions, except to the extent that such errors and omissions result from the gross negligence or willful and wanton misconduct of Dart employees. In no event shall Dart be liable for any consequential damages, including lost profits, loss of use of facilities or injury to goodwill of SFW.

          This Agreement may be terminated in its entirety or the provision of specific Services or components of Services may be discontinued by either party upon six months' prior written notice to the other party. Upon any such termination, all files, computer programs, tapes and other personal property maintained by Dart relating solely to the terminated Services shall be turned over to SFW.

          Neither party may assign this Agreement or any interest herein without the prior written consent of the other, which consent shall not be unreasonably withheld. This Agreement shall be binding on successors and assigns.

          If this letter accurately sets forth your understanding of our agreement, please sign where indicated below and return this letter to Dart. This Agreement shall become effective as of the date hereof. The enclosed executed copy of this letter is for your records.



                                    Very truly yours,

                                    DART GROUP CORPORATION


                                    By /s/ Mark A. Flint
                                       ------------------------------
                                       Mark A. Flint
                                       Senior Vice President and
                                        Chief Financial Officer

ACCEPTED and AGREED:

SFW ACQUISITION CORP.


By /s/ Elliot R. Arditti
   ------------------------------
   Name:  Elliot R. Arditti
   Title:  Secretary